Exhibit 10.13.1

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

BETWEEN

AUTOSPORT MEDIA UK LIMITED

AND

STEPHEN HOOD

DATED: 26 JUNE 2018

Private & Confidential

Stephen Hood

Field End

3 Court Meadow

Gillingham Kent

ME8 6HT

26 June 2018

Dear Stephen,

We are delighted to offer you the position of the Head of eSports within Autosport Media UK Limited. Please find enclosed:

●	Two copies of your Statement of Terms & Conditions of Employment. Please read, sign and date both copies which serve as acknowledgement and acceptance of your job offer and retain one for your reference.
●	HMRC New Starter Checklist (if you have your P45 that will suffice so please bring it with you on your first day)
●	Personal Details Form
●	Bank Details Form

Please complete and return the relevant documents listed above at your earliest convenience.

On your first day please arrive at 1 Eton Street reception at 10:00am and ask for me. Please bring with you proof of right to work in the UK such as Passport, Full UK Birth Certificate, European ID Card or Work Permit/Visa. Please present this to HR so we can take a copy.

This offer is open for you to accept until 3 July 2018 at which time it will deemed to be withdrawn. Should you have any questions prior to starting, please do not hesitate to contact me.

On behalf of Autosport Media UK Limited, I would like to congratulate you on your appointment and look forward to working with you. I wish you every success and hope you will enjoy a long and happy career with us.

Yours sincerely,

/s/ Harriet Ellis

Harriet Ellis
Human Resources Manager

1. APPOINTMENT

Your appointment will be as the Head of eSports reporting to the Managing Director of the Entertainment Division. The Company may change your job title from time to time as it considers reasonable or necessary. Your employment will commence on 2 July 2018 as will your continuous service with the Company.

You warrant to the Company that you are not entering into this Agreement in breach of any agreement with a third party and that you will not be restricted or prevented from undertaking or performing your duties by any such agreement. This Agreement replaces any previous agreement whether verbal or written given to you at any time. You acknowledge that you are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained in this Agreement.

During your appointment, you will:

●	devote the whole of your working time, attention and abilities to the business and will not, without the prior written consent of the Company (such consent not to be unreasonably withheld) accept any other appointment, work for or be directly or indirectly engaged or concerned with the conduct of any other business which is similar or in any way connected with the business of the Company or any Associated Company;
●	loyally and diligently perform such duties and exercise such powers to the Group as the Company reasonably requires
●	comply with the reasonable and lawful directions given from time to time by the Company.
●	act in good faith and promote the interest and further business of the Group and not to and/or prevent there being done anything which may harm or be prejudicial or detrimental to the business of the Company or Group;
●	disclose to the Company and misconduct committed by yourself or any of your colleagues, including any intention by an employee to act of their employment contract with the Company.

2. CONDITIONS OF EMPLOYMENT

This offer is made subject to the following conditions:

a)	Confirmation that the Company may lawfully employ you in the UK. This will require you to produce satisfactory evidence of your National Insurance number; and other satisfactory proof of your entitlement (e.g. Passport; Birth Certificate or a valid Work Permit). You are required to provide original copies of these upon request.
b)	If the Company believes or is informed by the UK authorities that any of the UK permits or any other requirement referred to above is invalid or has been revoked, or the UK authorities refuse you entry or re-entry or require you to depart from the UK, then your employment will immediately terminate, without notice.
c)	Receipt of satisfactory references

3. SALARY

Your basic annual (‘base’) salary will be £130,000, paid monthly in arrears by bank credit transfer. Please note that your salary is a confidential matter between yourself and the Company and should not be discussed outside these two parties, unless disclosure of salary information is requested for the purposes of equal pay comparisons.

The Company normally review salaries annually. There shall be no obligation to increase salary as a result of any such review.

The Company reserves the right to deduct from your salary one day’s pay for each day (including part of a day) of unauthorised absence. Unauthorised absence shall include any absence from work unless due to:

a)	Genuine sickness which has been notified to the Company in accordance with the Absence through Sickness and Injury clause below;
b)	Absence for which the Company has given permission; or
c)	Genuine reasons outside your control which are acceptable to the Company.

4. RELOCATION

You will be entitled to a reimbursed payment of up to £5,000 in relation to reasonable moving expenses. This payment will be payable upon receipts approved by the HR Manager and processed by the Finance department.

5. PROFIT SHARE

You shall be entitled to participate in a profit share plan linked to the commercial success of the gaming product which you will be responsible for developing. Full details of the plan will be provided in due course.

6. HOURS OF WORK

Your normal working hours will be 09:30-17:30, 7 hours per day, Monday to Friday, with a one hour break for lunch. The Company operates flexible working hours, in which you can start between 8.30am and 10am, finishing between 4.30pm and 6pm, subject to agreement with your line manager for example a start time of 8.30am would mean a 4.30pm finish or a 10am start time would mean a 6pm finish. This is subject to business requirement and any changes to your start and finish time should be previously discussed with your line manager.

At certain times, it may be necessary to ask you to work longer hours according to the needs of the business, for the avoidance of doubt you may not be paid overtime for such additional hours.

7. PLACE OF WORK

You will be based initially at the Company’s offices which are currently in Richmond, but may be required to work at other locations within the United Kingdom, whether on a temporary or permanent basis and overseas on a temporary basis in the performance of your duties. You may be required to travel to any locations within the UK or globally, whether to clients’ offices, or to such offices as may be required. The Company will give you no less than one month’s notice if you are asked to permanently be based from another of its offices.

8. EXPENSES

The Company shall reimburse you all travelling, hotel, mobile telephone, entertainment and other expenses necessarily, properly and reasonably incurred by you in the proper performance of your duties provided that, you comply with any guidelines or regulations issued by the Company and on provision of valid receipts. Please note, prior to incurring any expenses, these should be pre-authorised by the relevant manager. Please also refer to the Company’s Travel and Expenses Policy available from HR.

9. HOLIDAYS

In addition to Bank and other Public Holidays, your paid annual holiday entitlement is 25 days, rising with one additional day per calendar year, up to a maximum of 30 days. Any entitlement to a part day’s holiday will be rounded up to the nearest half day. Holiday pay is calculated on your basic annual salary.

If you work part-time your holiday entitlement will be pro-rated on your number of contracted hours of work. Bank holidays are also pro-rated and added to your annual leave entitlement to give a total annual holiday entitlement. Therefore, if a Bank Holiday falls on your normal working day this day is deducted from your annual holiday entitlement. This is to ensure that holiday entitlement is equitable regardless of the days of the week worked.

The holiday year runs from January to December. At manager’s discretion, you can carry forward up to 5 days of your holiday entitlement into the next holiday year, to be taken in the first 3 months of the following year.

You will not accrue entitlement to holidays beyond the statutory minimum if you are absent from work due to sickness for more than 14 consecutive days. The Company may require employees to take, during their notice period, any accrued holiday to which they may be entitled.

You may only take holiday at times that the Company have approved. You should always give reasonable advance notice of any proposed holiday dates. In the unlikely event that the Company requires you to cancel approved pre-booked holiday for business reasons, you will be reimbursed for any irrecoverable cost and every effort will be made to agree suitable alternative holiday dates with you.

Please refer to the Company’s Annual Leave Policy, available from HR, for specific rules regarding holiday entitlement and booking arrangements.

If you leave employment part way through a holiday year, your entitlement to holiday will be calculated on a pro rata basis. If upon leaving you have any outstanding annual holiday entitlement you will receive a payment representing salary for the number of days’ outstanding for the current holiday year. Alternatively, if you have taken annual holiday in excess of your accrued entitlement, a deduction equivalent to salary for the additional holiday taken will be made from any final payment to you.

10. ABSENCE THROUGH SICKNESS OR INJURY

The Company’s sick pay scheme operates on trust and the Company relies on the integrity and honesty of individual employees to comply with the spirit of the scheme as well as the detailed rules set out in the Company’s policy. Anyone abusing the scheme will be dealt with under the disciplinary procedure.

If you are absent from work and your illness or injury prevents you from working the following sick pay benefits will apply, provided that you have complied with all rules and procedures and that the Company is satisfied with the reason(s) given for the absence.

During your first six months of service, any period of sickness absence will be paid at the Statutory Sick Pay rate (if you are entitled to receive SSP). The Company may in its absolute discretion pay sick pay above your SSP entitlement. Should the Company choose to exercise its discretion in this way it will pay only for certain maximum periods as follows:

●	After 6 months of service the maximum period during which you may receive full pay during sickness absence is 5 working days.
●	At 1 years’ service, the maximum period during which you may receive full pay during sickness absence is 20 working days.
●	After 2 years’ service, the maximum period during which you may receive full pay during sickness absence will be 60 working days.

These maximum benefits apply to consecutive or to aggregate periods of sickness absence and run for a rolling twelve-month period starting with the first day of any sickness absence.

If you are entitled to receive Statutory Sick Pay (“SSP”) during sickness absence the payment made to you will comprise your SSP entitlement and, where appropriate, a further sum by way of salary so that the total sum you receive will be equivalent to your normal salary payment. If during any period of sickness absence, you are receiving salary payments but are not eligible for SSP, the Company may deduct from salary any benefits in relation to sickness or incapacity which you are entitled to claim (whether or not claimed). Similarly, all payments of salary during sickness absence will be recoverable by the Company by way of deduction from salary in the event of your obtaining compensation from a third party relating to your absence.

Where an employee’s SSP entitlement exceeds the Company sick pay entitlement the employee will receive only SSP for periods in excess of the entitlement outlined above.

Where reference is made in these rules to SSP it shall be deemed to include any state sickness benefit which may be introduced in the future to replace SSP. If you require any further information about your eligibility for SSP you should contact your local Job Centre.

The following absence reporting procedures form part of the contract of employment:

Notifying absence due to sickness

If you are unable to attend work due to illness or injury the procedure is as follows:

a)	You must telephone your immediate superior or departmental manager by 10.00am on your first day of absence, stating the nature of illness or injury and the expected period of absence. It is not sufficient to leave messages with colleagues, the switchboard, or to communicate via text or e-mail.
b)	You must keep your manager informed of the progress of your recovery. To this end, you must again contact him/her on each subsequent day of absence, to discuss the progress of your recovery, unless another interval is agreed.
c)	If the incapacity lasts for between one and seven days (including a Saturday and/or Sunday), you must comply with the Company’s self-certification process.
d)	If you are absent for more than seven days, you must forward a medical certificate issued by your GP to your manager without delay. If a delay is unavoidable, you should inform your manager immediately.
e)	If the absence continues, and further medical certification is required, you must continue to send medical certificates without delay.

The Company may, at the Company’s expense and at any time (whether you are absent from work or not), require you:

a)	to obtain and give to the Company a medical report from your GP or another person responsible for your clinical care; and/or
b)	to be examined or tested by a medical practitioner appointed by the Company so that the Company can receive medical advice about you.

Failure without good cause to attend or arrange medical appointments may be deemed a disciplinary offence.

11. PENSION

You can choose to join the Company’s Group Personal Pension Plan at two levels:-

a)	If you choose to pay 5% of basic salary (minimum) the Company will pay 8% of your basic salary.
b)	If you do not join the pension within two months of employment, and you meet the statutory criteria, you will be automatically enrolled into the pension. If you are automatically enrolled you will pay 3% of your “Qualifying Earnings” and the Company will pay 2% of your “Qualifying Earnings”.

You can opt to increase the contributions you pay at a later date if required. Employees who no longer wish to be a member of the Plan may cease active membership or have a right to opt out in certain circumstances. Information on this is also available from HR.

Membership of the Plan is subject to its governing provisions and these terms may be altered at any time subject to regulatory compliance.

Contributions to the Plan will be made via “salary exchange” unless you choose to opt out. If you make contributions to the Plan via “salary exchange” then the following provisions apply:

a)	you authorise the Company to deduct from your salary an amount equal to the pension contributions from time to time due from you (Contribution Amount);
b)	the Company will increase its contributions to the Plan by an amount equivalent to the Contribution Amount including passing on the NIC saving; and
c)	the Company’s pension contributions and any other employee benefits payable under your contract of employment will be based on your salary before the deduction of the Contribution Amount.

It is not possible to “salary exchange” where your cash earnings would fall below the National Minimum Wage. If you wish to opt out of “salary exchange” please contact HR.

Further information on the Plan is available from HR.

12. NOTICE

The first six months of your employment is a probation period, during this time both parties are required to give four weeks’ notice in writing. After this time, your employment with the Company may be terminated by the Company or by you, by giving notice of three months in writing.

Instead of requiring you to work during your notice period (or any remaining part of it), the Company may at its discretion choose to terminate your employment immediately and pay a sum equivalent to your gross basic salary (less appropriate PAYE deductions) in lieu of your notice period (or the remaining part of it).

The Company may, notwithstanding any other provisions of this contract, and irrespective of whether the grounds for termination arose before or after the contract began at any time by notice in writing to you, terminate your employment with immediate effect:

a)	If you are convicted of a criminal offence other than one which, in the option of the Board, does not affect your position as an employee of the Company;
b)	If you are guilty of any serious misconduct in connection with or affecting the business of the Group;
c)	If you commit any serious or repeated breach of your obligations or are guilty of serious neglect or negligence in the performance of your duties;
d)	If you behave in a manner (whether on or off duty) which is likely to bring the Company into disrepute or prejudice its interests, or which seriously impairs your ability to perform your duties, including being in possession of illegal controlled substances.

If the Company wishes to terminate your employment, or if you wish to leave its employment, before the expiry of the notice, and whether or not either party has given notice to the other under that clause, the Company may require you to perform duties not within your normal duties or special projects or may require you not to attend for work for a period equivalent to the notice period required to be given by you to terminate the contract. If the Company elects to require you not to attend or work for any period you must remain available throughout that period for work on a daily basis and holiday taken (if any) must still be booked in the normal way.

For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements and to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any Client of the Group or, for business purposes, any such employee without the prior written agreement of the Company. You should book holiday in the normal way if you are intending to take any holiday during this period.

On the termination of your employment or upon the Company exercising its rights under the previous clause, you will at the request of the Company resign without claim for compensation from any directorships or other posts or offices held by you in the Group or in connection with your employment. If you fail to do so, the Company may nominate someone on your behalf to sign such documents and to take such other steps as are necessary to give effect to such resignations.

13. CONFIDENTIALITY

You acknowledge that during your employment with the Company you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Group. This includes but is not limited to information and secrets relating to The Group’s clients and prospective clients; The Group’s markets; Technology; Know how; Technical information; Business plans; and Financial information.

Without limiting Clause (Copyright) in any way, the Company remains the owner of all property (including copyright and similar commercial rights) and all work produced in the course of your employment with the Company.

All notes, memoranda and other records (however stored) made by you during your employment with the Company and which relate to the business of the Group will belong to the relevant member of the Group and will promptly be handed over to the Company (or as the Company directs) from time to time.

14. DISCLOSURE

You will not during the course of your employment (otherwise than in the proper performance of your duties, and then only to those who need to know such information or secrets) or thereafter, (except with the prior written consent of the Company or as required by law):-

(a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

(b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise all due care and diligence; or
(c)	make use (other than to the benefit of the Group) of:

any confidential information or trade secrets relating to the business of the Group which may have come to your knowledge during your employment with the Company or in respect of which the Group may be bound by an obligation of confidence to any third party. You will also use your best endeavours to prevent the publication or disclosure of any such information or secrets. These restrictions will not apply, after your employment is terminated, to information which has become available to the public generally, otherwise than through unauthorised disclosure, or if such disclosure or use is required by law, or you have been authorised to do so by your Managing Director.

15. DATA PROTECTION

You agree to the Company or any other member of the Group, holding and processing both electronically and manually, personal data about you (including sensitive personal data as defined in the Data Protection Act 1998) for the operations, management, security or administration of the Company and/or the Group for the purpose of complying with applicable laws, regulations and procedures. The Company may take such information available to any such member of the Group, and you consent to such information being passed to members of the Group, whether they are within or outside the European Economic Area, and even where the country where the member is based does not have adequate data protection standards. Further details are as set out in the Company’s data protection policy, available from HR.

You are responsible for updating HR of any changes to your home address and other contact details.

16. MONITORING

You agree that the Company, or any other member of the Group, may monitor, intercept or record your use of office equipment including, but not limited to, email and internet usage, telephone and mobile phone.

17. E-MAIL, INTERNET AND SOFTWARE ACCEPTABLE POLICY

Employees must be aware and adhere to Company’s IT systems Acceptable Use Policy, a copy being available from IT/HR. Failure to comply with the provisions of this policy may lead to disciplinary action up to and including termination of employment. This is a policy document which does not form part of your terms and conditions of employment and which may be changed from time to time.

18. CONVICTIONS

You are required to disclose any conviction which is not spent by virtue of the Rehabilitation of Offenders Act 1974. Similarly, if you receive any conviction during your employment, it should be disclosed to the Company.

If your conviction affects your employment with the Company, it may be necessary to terminate your Contract of employment. A conviction which the Company considers irrelevant to the job will not be taken into consideration.

19. MEMBERSHIP OF TRADE UNIONS

There are no collective agreements in existence which directly affect your terms and conditions.

20. GRIEVANCE PROCEDURES

The Company recognises that misunderstandings or grievances may sometimes occur. It is vital these grievances are brought out into the open and resolved fairly and as quickly as possible. In most cases, this can be done on an entirely informal basis. However, there may be occasions when a more formal approach is needed.

If you have a grievance relating to your employment, you should in the first instance raise this with your line manager or HR. The Company’s Grievance Procedure is available from HR. This procedure is non-contractual and the Company reserves the right to amend the terms of the Procedure from time to time.

The Grievance Procedure is a policy document only. As a policy document, it does not form part of your terms and conditions of employment and accordingly the Company may change it from time to time or decide not to follow it.

21. DISCIPLINARY PROCEDURES

Employees are expected to behave in a responsible manner at all times and are also expected to comply with the standards, practices, policies and reasonable instructions that are essential for the efficient operation of the business and for the well-being, health and safety of those employed in it. Failure to meet these standards renders an employee liable to disciplinary action. A copy of the Company’s Disciplinary Policy is available from HR.

The Company may suspend you for however long it considers appropriate to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. The Company may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work, although the Company reserves the right to withdraw and/or defer pay and/or benefits in appropriate circumstances. Before doing so, the Company would normally follow the procedure set out in the Company’s Disciplinary Policy.

The Disciplinary Policy is a policy document only. As a policy document, it does not form part of your terms and conditions of employment and accordingly the Company may change it from time to time or decide not to follow it.

22. COMPANY POLICIES AND PROCEDURES

Full details of the Company’s Policies and Procedures are available from HR along with other information relating to your employment. Please familiarise yourself with each of the Policies and Procedures on joining.

23. INTELLECTUAL PROPERTY

For the purposes of this clause the following definitions shall apply:

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

You shall disclose to the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely.

You irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this Agreement.

You irrevocably appoint the Company to be your attorney to sign any document required and to use your name for the purpose of giving the Company (or its nominee) the benefit of this clause and acknowledge in favour of any interested third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause be conclusive evidence of such authority.

You agree to waive and not assert any moral rights to which you may be entitled under the CPA in respect of any work done by you, the rights in which are vested in the Company. Any credit for work done will be given at the sole discretion of the publisher.

24. RESTRICTIONS AFTER EMPLOYMENT

For the purposes of this clause the following definitions shall apply:

Capacity: as agent, consultant, employee, worker, director, owner, partner, shareholder or in- any other capacity.

Prospective Customer: any firm, company or person with whom the Company or any Group Company was in discussions during the Relevant Period with a view to that organisation becoming a customer of the Company, and with whom you had dealings during the Relevant Period;

Relevant Period: the 12 month period prior to the Termination Date;

Restricted Business: those parts of the business of the Company and any Group Company with which you were involved to a material extent in the Relevant Period.

Restricted Customer: any firm, company or person who, during the Relevant Period was a customer or Prospective Customer or in the habit of dealing with the Company or any Group Company and with whom you had dealings in the course of your employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the Relevant Period in the course of your employment.

Team Member: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you deal in the ordinary course of your employment.

Termination Date: the termination of the Director’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

In order to protect the confidential information and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company that you shall not:

●	for 12 months from the Termination Date, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;
●	for 12 months from the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;
●	for 12 months from the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

●	during your employment with the Company work with any Team Member with a view to you and the Team Member leaving your employment with the Company for you to become employed in, or set up, a business which is directly or indirectly in competition with the Restricted Business.

The restrictions imposed on you by this clause 23 apply to you acting directly or indirectly; and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

The periods for which the restrictions in this clause 23 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.

If you receive an offer to be involved in a business concern in any capacity during the Employment, or before the expiry of the last of the covenants in this clause 23 you shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person as soon as possible after accepting the offer.

If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, you will not at any time during the 12 months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern under which you will perform Restricted Business on the behalf of that business concern.

You acknowledge that during the course of your employment hereunder you are likely to have dealings with the clients, customers, suppliers and other contacts of the Company and agree that each of the restrictions in this clause 23 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted or the period of area of application reduced, you agree that such restriction shall apply with such modification(s) as may be necessary to make it valid and effective.

25. RETURN OF PROPERTY AND PASSWORDS

Upon termination of your employment you must:

a)	Immediately return all items of our property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and
b)	if you have any document or information belonging to the Company on a personal computer (which is not to be returned under the above provisions), forward a copy to the Company and then irretrievably delete the document or information. You will permit the Company to inspect any such computer on request to ensure such steps have been taken.

If asked to do so, you must inform the Company of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

The Company may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and reveal passwords.

26. HEALTH AND SAFETY

In accordance with health and safety legislation, you must:

a)	take reasonable care for the health and safety of yourself and other persons who may be affected by your acts or omissions;
b)	co-operate with the Company to enable the Company to ensure so far as is reasonably practicable the health, safety and welfare at work of all the Company’s employees and to comply with any other duties or requirements relating to health and safety; and
c)	not interfere with or misuse anything provided by the Company in the interests of health, safety or welfare.

27. GENERAL

This Agreement is entered into by the Company for itself and in trust for each Associated Company, with the intention that each Company will be entitled to enforce the terms of this Agreement directly against you. The Contracts (Rights of Third Parties) Act 1999 will not create any rights in favour of you in relation to the benefits granted now or at any time in connection with your employment.

The Company reserves the right to make deductions from your wages/salary, or other amounts due to you, for the monies owed to the Company by you, or monies that become due to the Company from you, for any reason. Such deductions may include overpayments or wages/salaries, any losses sustained in relation to properties or monies of the Company, its customers or visitors or any other employee of the Company during your employment caused through your carelessness, recklessness or through your breach of the Company’s rules or any dishonesty on your part.

In the event of termination, all monies will become immediately payable and the Company reserves the right to withhold or deduct any money owing or due to be paid by you under this Agreement or otherwise from any money owing or due to be paid to you. In the event that monies are still outstanding, you will be asked to repay any sums within three months of the end of employment.

Any communications posted to you should be sent to your last known domestic address, according to the Company’s HR records.

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction in the English court to settle any disputes which may arise in the nature of this Agreement.

We reserve the right to make changes to any of your terms of employment at any time having regard to the changing needs and circumstances of the business. We will give you one month’s written notice of any change.

28. DEFINITIONS

Your employer will be Autosport Media UK Limited (referred to as “the Company”).

Where the term “Group” is used in this Agreement, it shall mean the Company and any of its Associated Companies.

“Associated Company” shall mean any company which for the time being is (whether directly or indirectly):

●	a subsidiary (as defined by Section 736 of the Companies Act 1985) of Autosport Media UK Limited;
●	a company over which Autosport Media UK Limited has control within the meaning of Section 840 of the Income and Corporation Taxes Act 1988; or
●	a subsidiary undertaking of Autosport Media UK Limited as defined by Section 258 of the Companies Act 1985.

I should personally like to welcome you to the Company and very much look forward to working with you in the time ahead. I wish you every success in your career with us.

Please acknowledge your acceptance and agreement to the terms outlined by signing both copies of this contract and returning one to the HR Department and retain one copy for your records.

By	/s/ Harriet Ellis	Signed	/s/ Stephen Hood
	Harriet Ellis		Stephen Hood

On Behalf of Autosport Media UK Ltd

Dated:	26 June 2018	28 June 2018